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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NIVALIS THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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NIVALIS THERAPEUTICS, INC.
3122 Sterling Circle
Boulder, CO 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 27, 2016

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of NIVALIS THERAPEUTICS, INC., a Delaware corporation. The meeting will be held on Wednesday, April 27, 2016 at 1:30 p.m. local time at our corporate offices located at 3122 Sterling Circle, Boulder Colorado, 80301, for the following purposes:

  •
  Proposal 1:  To elect two Class I nominees for director, each to serve until the 2019 Annual Meeting of Stockholders and until his successor has been elected and qualified. Our Board of Directors (the "Board") intends to present the following individuals as its nominees for election as directors:

    Paul Sekhri
    John Moore

  •
  Proposal 2:  To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2016; and

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  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        The record date for the Annual Meeting is March 3, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

R. Michael Carruthers Chief Financial Officer and Secretary
Boulder, CO
March 21, 2016

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be Held on April 27, 2016. Our Notice of Annual Meeting, Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

NIVALIS THERAPEUTICS, INC.
3122 STERLING CIRCLE
BOULDER, CO 80301

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

April 27, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

How do I attend the Annual Meeting?

        The meeting will be held on Wednesday, April 27, 2016 at 1:30 p.m. local time at the Nivalis corporate offices at 3122 Sterling Circle, Boulder Colorado, 80301. Directions to the Annual Meeting may be found at www.nivalis.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on March 3, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 15,462,030 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on March 3, 2016 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote, as instructed below, via the Internet or the telephone, as promptly as possible to ensure your vote is counted. Alternatively, you may complete a proxy card to submit your vote by mail.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on March 3, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are two proposals scheduled for a vote:

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  Election of two Class I directors; and

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  Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

What if another matter is properly brought before the meeting?

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        You may either vote "For" all the nominees to the Board or you may "Withhold" your vote for any nominee you specify. With regard to your vote to ratify the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, you may vote "For" or "Against" or abstain from voting.

        The procedures for voting are fairly simple and are summarized below:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy in one submitted by one of these means to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

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  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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  To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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  To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Your telephone vote must be received by 11:59 p.m., Mountain Time on April 26, 2016 to be counted.

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  To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. Your internet vote must be received by 11:59 p.m., Mountain Time on April 26, 2016 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received proxy materials containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the proxy materials to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

  We provide Internet proxy to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of March 3, 2016.

What happens if I do not vote?

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the NASDAQ Stock Market ("NASDAQ") deems the particular proposal to be a "routine" matter. Brokers and nominees can use their discretion to vote "uninstructed" shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the NASDAQ, "non-routine" matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2, even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, "For" the election of both nominees for director and "For" the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one notice and set of proxy materials?

        If you receive more than one notice and set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

  Stockholder of Record: Shares Registered in Your Name

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

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  You may submit another properly completed proxy card with a later date.

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  You may grant a subsequent proxy by telephone or through the Internet.

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  You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 3122 Sterling Circle, Suite 200, Boulder, CO 80301.

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  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        Your most current proxy card or telephone or Internet proxy is the one that is counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year's Annual Meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by November 21, 2016, to our Corporate Secretary at 3122 Sterling Circle, Suite 200, Boulder, CO 80301. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year's proxy materials, you must do so no later than the close of business on January 27, 2017, nor earlier than on December 28, 2016.

How many votes are needed to approve each proposal?

        The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Class I Directors	Nominees receiving the most "For" votes	Withheld votes will have no effect	None
2	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2016	"For" votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting	Against	Counted

What is the effect of abstentions and broker non-votes?

        Shares of common stock held by persons attending the Annual Meeting, but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of the vote on the ratification of selection of independent registered public accounting firm. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposal.

        Shares represented by proxies that reflect a "broker non-vote" will be counted for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the selection of our independent registered public accounting firm is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 15,462,030 shares outstanding and entitled to vote. Thus, the holders of 7,731,016 shares must be present in person or represented by proxy at the meeting to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What are the implications of being an Emerging Growth Company?

        We are an "emerging growth company" under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a "smaller reporting company," as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an "emerging growth company" until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2020; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

PROPOSAL 1

ELECTION OF DIRECTORS

        Nivalis' authorized Board currently consists of seven directors. Jonathan Leff, a Class I director, will not run for reelection at this Annual Meeting, and his term as a director will therefore expire at the Annual Meeting. At that time, the authorized size of the Board will be reduced to six directors. Our Board is divided into three staggered classes of directors of roughly the same number, designated Class I, Class II and Class III, with each class having a three-year term. Vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified.

        There are two directors in Class I whose term of office expires in 2016 and who have agreed to stand for re-election. Each of the nominees for election to Class I, Paul Sekhri and John Moore, is currently a member of our Board. If re-elected at the Annual Meeting, each of these nominees would serve until our 2019 Annual Meeting of stockholders and until his successor is duly elected and qualified, or, if sooner, until the director's death, resignation or removal. It is our policy to encourage all directors and nominees for directors to attend the Annual Meeting. We did not hold an annual meeting in the prior fiscal year.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. If properly submitted, shares represented by proxy will be voted for the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holders may determine. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Nominees—Class I Directors

        Set forth below are the names of the nominees and certain information about them, including their ages as of March 15, 2016, and a discussion of the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee of the Board of Directors (the "Nominating and Corporate Governance Committee") to recommend and the Board to conclude that the nominee should serve as a director of Nivalis:

Name	Age	Position
John Moore	51	Director
Paul Sekhri	57	Director

        John Moore joined our Board in February 2012. Mr. Moore has served as Vice President, General Counsel and Secretary of Array BioPharma since 2002. Mr. Moore received a J.D. from the University of North Carolina at Chapel Hill School of Law, a M.S. in Biochemistry from the University of Illinois at Urbana-Champaign and a B.S. in Chemistry from the University of North Carolina at Chapel Hill. Our Board of Directors believes that Mr. Moore's expertise in intellectual property and extensive experience addressing both legal and business issues in the pharmaceutical and biotechnology industries give him the qualifications and skills to serve as a director.

        Paul Sekhri joined our Board in February 2016. Mr. Sekhri is the President and CEO of Lycera Corp., a position he has held since February 2015. Prior to this position, he served as Senior Vice President, Integrated Care for Sanofi from April 2014 through January 2015, and as Group

Executive Vice President, Global Business Development and Chief Strategy Officer for Teva Pharmaceutical Industries, Lt. from March 2013 to March 2014. Prior to joining Teva he spent five years from January 2009 to February 2013 as Operating Partner and Head of the Biotechnology Operating Group at TPG Biotech, the life sciences venture capital arm of TPG Capital. From 2004-2009 Mr. Sekhri was Founder, President, and Chief Executive Officer of Cerimon Pharmaceuticals, Inc. Prior to founding Cerimon, Mr. Sekhri was President and Chief Business Officer of ARIAD Pharmaceuticals, Inc. Previously, Mr. Sekhri spent four years at Novartis, as Senior Vice President, and Head of Global Search and Evaluation, Business Development and Licensing for Novartis Pharma AG.

        Mr. Sekhri completed graduate work in Neuroscience at the University of Maryland School of Medicine, where he also received his BS in Zoology. Mr. Sekhri is currently a member of the Board of Directors of three publicly-traded companies, Veeva Systems, Pharming N.V., and Enumeral Biomedical, and was a recent board observer at IMS Health. Additionally, he is on the Board of Directors of the non-profit Cancer Research Institute, the BioExec Institute, Inc., the Industry Advisory Board of the Michael J. Fox Foundation, the TB Alliance, the Tectonic Theatre Project, and was recently elected to the Board of Directors of Young Concert Artists, Inc. Mr. Sekhri also served as a Member of the Board of Trustees of Carnegie Hall from 2010-2012, where he is now an active member of their Patrons Council. Our Board of Directors believes that Mr. Sekhri's extensive experience in operational and strategic drug development and his outstanding reputation and expertise in the biomedical community give him the qualifications and skills to serve as a director.

Directors Continuing in Office Until the 2017 Annual Meeting—Class II

        The following table sets forth the name, age and position of each of our directors in Class II as of March 15, 2016:

Name	Age	Position
Howard Furst, M.D.	48	Chairman
Evan Loh, M.D.	57	Director

        Howard Furst, M.D., joined our Board in April 2010 and was elected Chairman of the Board in June 2014. Dr. Furst has been a Partner at Deerfield Management Company since 2007. Dr. Furst served as the Chief Executive Officer of NitroMed from 2009 to 2011. From 2006 to 2007, he was a Portfolio Manager for the healthcare group at Magnetar Capital. From 2000 to 2006, he was a principal at Maverick Capital. From December 2009 to July 2013, Dr. Furst served on the board of Talon Therapeutics. He received his M.D. from the New York University School of Medicine, an M.B.A. with a dual concentration in Finance and Healthcare Administration from the Wharton School of Business at the University of Pennsylvania and a B.A. from the University of Pennsylvania. Our Board of Directors believes that Dr. Furst's healthcare investing and medical expertise, as well as his experience in finance and strategic planning, give him the qualifications and skills to serve as a director.

        Evan Loh, M.D., joined our Board in February 2012. Dr. Loh has been the President and a member of the board of directors of Paratek Pharmaceuticals since June 2014, and has served as its Chief Medical Officer since December 2012. From December 2013 to June 2014, Dr. Loh also served as the Executive Chairman of Paratek Pharmaceuticals. From October 2009 to January 2012, Dr. Loh served as Senior Vice President, Development and Strategic Operations, Worldwide Research and Development at Pfizer. Prior to joining Pfizer, Dr. Loh was Vice President, Clinical Research & Development at Wyeth, a pharmaceutical company, where he was responsible for leadership and strategic oversight of clinical development efforts across multiple therapeutic areas throughout the world. Dr. Loh received his A.B. from Harvard College and his M.D. from Harvard Medical School. He completed his Internal Medicine and Cardiovascular fellowship training at Brigham and Women's Hospital. Our Board of Directors believes that Dr. Loh's extensive experience in operational and strategic drug development and his outstanding reputation and expertise in the medical community give him the qualifications and skills to serve as a director.

Directors Continuing in Office Until the 2018 Annual Meeting—Class III

        The following table sets forth the name, age and position of each of our directors in Class II as of March 15, 2016:

Name	Age	Position
Robert Conway	62	Director
Jon Congleton	52	President and Chief Executive Officer

        Robert Conway joined our Board in April 2015. From 1999 to 2012, Mr. Conway served as the Chief Executive Officer and member of the board of directors of Array BioPharma, a publicly traded biopharmaceutical company. Prior to joining Array, Mr. Conway was the Chief Operating Officer and Executive Vice President of Hill Top Research, from 1996 to 1999. From 1979 until 1996, Mr. Conway held various executive positions for Corning Inc., including Corporate Vice President and General Manager of Corning Hazleton, a contract research organization. Since 2013, Mr. Conway has served on the Board of Directors of ARCA BioPharma, a publicly traded biopharmaceutical company, and was elected Chairman in June 2014. From 2004 to 2013, he served on the Boards of Directors of PRA International, which was a public company for a portion of his tenure there, and eResearch Technology, a private company. Mr. Conway serves as the Chairman of Wall Family Enterprise, a leading library and educational supplies company. In addition, Mr. Conway is a member of the Strategic Advisory Committee of Genstar Capital. Mr. Conway received a B.S. in accounting from Marquette University in 1976. Our Board of Directors believes that Mr. Conway's experience and expertise in the pharmaceutical industry, in pharmaceutical development and clinical trials, and in corporate finance, governance, accounting and public company compliance give him the qualifications and skills to serve as a director.

        Jon Congleton has served as our President and Chief Executive Officer and as a member of our Board since January 1, 2015. Before joining Nivalis, Mr. Congleton was at Teva Pharmaceuticals from November 1996 to December 2014, where he most recently served as Senior Vice President, Global Central Nervous Disorders and Pain from April 2013 to December 2014, and as Senior Vice President Global Medicine Group from November 2011 to April 2013. Prior to that, Mr. Congleton held positions in general management and global strategic marketing, including General Manager of Teva Neuroscience. Prior to joining Teva, Mr. Congleton spent ten years in a variety of commercial roles with predecessor companies of Sanofi. Mr. Congleton earned a B.S. in marketing from Kansas State University. Our Board of Directors believes that Mr. Congleton's mix of business development, operations and commercialization experience make him well suited to drive Nivalis through its next phase of development give him the qualifications and skills to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" EACH OF THE NAMED NOMINEES.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

        As required under the NASDAQ listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Nivalis, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Sekhri, Mr. Moore, Dr. Furst, Mr. Conway and Dr. Loh. In making this determination, the Board found that none of the directors or nominees for director had a material or other disqualifying relationship with Nivalis. Mr. Congleton, our President and Chief Executive Officer, is not an independent director by virtue of his relationship with us.

Board Leadership Structure

        We have structured our Board in a way that we believe effectively serves our objectives of corporate governance and management oversight. We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. We believe that the Chief Executive Officer should be responsible for the day to day leadership and performance of the company, while the Chairman of the Board should work with the Chief Executive Officer and the rest of the Board to assist in setting the strategic direction for the company and provide guidance to, and oversight of the Chief Executive Officer. The Chairman also sets the agenda for Board meetings and presides over them.

Role of the Board in Risk Oversight and Risk Management

        One of the Board's key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. Our Board performs this oversight role by using several different levels of review. In connection with its reviews of our operations and corporate functions, our Board addresses the primary risks associated with those operations and corporate functions. In addition, our Board reviews the risks associated with our business strategies periodically throughout the year as part of its consideration in undertaking any such business strategies.

        In addition, while the Board is responsible for monitoring and assessing strategic risk exposure, the Audit Committee has the responsibility to consider and discuss the major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our accounting and financial reporting processes. In accordance with the Nominating and Corporate Governance committee's charter, the Nominating and Corporate Governance Committee is responsible for establishing and monitoring the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any compensation policies and programs have the potential to encourage excessive risk-taking.

Meetings of the Board of Directors

        The Board met nine times during the 2015 fiscal year. The independent members of the Board met separately as a group in connection with four regularly scheduled board meetings in 2015. During 2015, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board and all meetings of the committees of the Board on which such director then served, other than Dr. Loh who attended six of the nine meetings of the Board in 2015.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

        The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2015, for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Robert Conway(1)	X
Howard Furst, M.D.(2)			X
Jonathan Leff(3)		X	X
Evan Loh, M.D.	X	X
John Moore(4)	X	X	X
Paul Sekhri		X	X
Number of Meetings in Fiscal 2015	2	5	0

(1)
Chairman of the Audit Committee.

(2)
Chairman of the Nominating and Corporate Governance Committee.

(3)
Mr. Leff will no longer be a member of any of the committees of the Board following expiration of his term at the Annual Meeting.

(4)
Chairman of the Compensation Committee.

Board Committees

        Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Nivalis.

Audit Committee

        The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, which include the following:

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  appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

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  discussing with our independent registered public accounting firm their independence from management;

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  reviewing with our independent registered public accounting firm the scope and results of their audit;

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  approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

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  overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

  •
  reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

  •
  establishing procedures for the confidential and anonymous submission of concerns regarding questionable accounting internal control or auditing matters; and

  •
  reviewing and approving related person transactions.

        The Audit Committee is currently composed of three directors: Mr. Conway (Chair), Dr. Loh and Mr. Moore. The Audit Committee met two times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.nivalis.com.

        The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in the NASDAQ listing standards). The Board has also determined that Mr. Conway qualifies as an "audit committee financial expert," as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Conway's level of knowledge and experience based on a number of factors, including his prior experience, business acumen and independence.

Report of the Audit Committee of the Board of Directors(1)

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm's independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Mr. Robert Conway Dr. Evan Loh Mr. John Moore

Compensation Committee

        The Compensation Committee of the Board is currently composed of four directors: Mr. Moore (chair), Mr. Leff, Dr. Loh and Mr. Sekhri. Mr. Leff will no longer be a member of our Compensation Committee following the expiration of his term as a director at the Annual Meeting. Our Board has affirmatively determined that all members of the Compensation Committee are independent, as independence is currently defined in the NASDAQ listing standards. The Compensation Committee met six times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.nivalis.com.

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of Nivalis under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs, and its responsibilities include the following:

  •
  Setting the overall compensation strategy and compensation policies for our executive officers and directors.

  •
  Annually reviewing and approving our corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, and evaluating the Chief Executive Officer's and the other executive officers' performance in light of those goals and objectives.

  •
  Annually reviewing and determining, or recommending to the Board for determination, for our Chief Executive Officer and the other executive officers (1) the annual base salary level, (2) the annual incentive opportunity level and any related goals, (3) the long-term incentive opportunity level and any related goals, and (4) any supplemental benefits or perquisites.

  •
  Reviewing and approving, or recommending to the Board for approval, for the Chief Executive Officer and other executive officers, employment agreements, severance arrangements, change in control arrangements and other similar arrangements, and amendments to or waivers of any such agreements.

  •
  Reviewing and making recommendations to the Board concerning the adoption, terms and operation of our compensation plans for all directors, executive officers and other officers, including incentive-compensation plans and equity-based plans.

  •
  Administering our incentive-compensation plan, equity based plan, employee stock purchase plan or other employee benefit plans.

  •
  Discussing and reviewing whether the incentive compensation arrangements for our executive officers promote appropriate approaches to the management of risk.

  •
  Overseeing the preparation of the compensation tables and related narrative disclosure required to be included in our proxy statement and annual report on Form 10-K in accordance with SEC rules and regulations from time to time, reviewing and approving the compensation discussion and analysis contained in our proxy statement each year and preparing a report for inclusion in our proxy statement and annual report on Form 10-K with respect to the compensation discussion and analysis.

  •
  Reviewing director compensation for service on the Board and Board committees and recommending any changes to the Board.

Compensation Committee Processes and Procedures

        Typically, the Compensation Committee meets on a regular basis as it deems appropriate. The agenda for each meeting is usually developed by the Chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives.

        The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms. The Compensation Committee has retained Compensia, an independent compensation consultant, to assist the Compensation Committee in determining a peer group of companies for purposes of benchmarking executive and director compensation and to generally advise the Compensation Committee on our executive and director compensation programs. The Compensation Committee has the sole authority to approve the terms of the engagement of Compensia. Compensia did not provide any services to us or our Compensation Committee other than as described above. Our Compensation Committee has determined that there is no conflict of interest in Compensia's engagement that would prevent Compensia from independently representing the Compensation Committee.

        Although our Board and Compensation Committee consider the advice and recommendations of our independent compensation consultants as to our executive and director compensation programs, our Board and Compensation Committee ultimately make their own decisions about these matters. Our Compensation Committee may engage other independent compensation consultants to provide additional guidance for executive compensation and conduct further competitive benchmarking against a peer group of publicly traded companies.

        The Compensation Committee annually reviews executive compensation in light of general market conditions in the life science industry, our development stage and other factors. As part of this review process, the Compensation Committee reviews annually the compensation programs of companies in our peer group. In 2015, this compensation peer group was comprised of companies that were selected on the basis of their similarity to us, as determined using the following criteria:

  •
  Industry sector—biotechnology and pharmaceuticals;

  •
  Market capitalization—approximately $70 million to $400 million at the time of selection;

  •
  Lead product in FDA Phase I or Phase II;

  •
  Financial stability—cash and short-term investment reserves of approximately $20 million and a stock price of greater than $2.00 per share; and

  •
  Similar business model—orphan drug or rare disease.

        The companies approved by the Compensation Committee as the peer group for 2015 were as follows:

• Akebia Therapeutics	• Ignyta
• Applied Genetic Technologies	• La Jolla Pharmaceuticals
• Arrowhead Research	• Loxo Oncology
• Athersys	• MEI Pharma
• BIND Therapeutics	• Ocera Therapeutics
• ChemoCentryx	• Stemline Therapeutics
• Cymabay Therapeutics	• TRACON Pharmaceuticals
• Cyokinetics	• Verastem
• Dicerna Pharmaceuticals	• Concert Pharmaceuticals
• GlycoMimetics	• Mirati Therapeutics
• Idera Pharmaceuticals	• Neuralstem

        The Compensation Committee annually reviews the criteria and the companies in our peer group with the assistance of Compensia to ensure that the group consists of a comparable set of companies that are appropriate for purposes of benchmarking our executive and director compensation.

        In 2015, the Compensation Committee approved increases in our named executive officers' salaries based on its analysis of peer company data, individual performance and other factors. In setting 2015 base salary and cash bonus award amounts for our named executive officers, the Compensation Committee analyzed the peer group data and targeted cash compensation generally in the 50th percentile of cash compensation paid to similarly situated executive officers within the peer group.

The Compensation Committee recommended and approved a base salary of $450,000 for Mr. Congleton, a base salary of $383,835 for Ms. Troha, and a base salary of $357,000 for Mr. Carruthers for the fiscal year 2016, and that the target annual performance bonus for Mr. Congleton would equal 50% of his annual base salary, the target annual performance bonus for Ms. Troha would equal 35% of her annual base salary and the target annual performance bonus for Mr. Carruthers would equal 35% of his annual base salary.

        Historically, the Compensation Committee has reviewed and made adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the fourth quarter of the year or the first quarter of the following year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

        The Compensation Committee reviews and approves the compensation of the Chief Executive Officer and our other executive officers, including annual base salaries, target performance bonus percentages, annual and long-term incentive or bonus awards, employment agreements, and severance and change in control agreements/provisions, in each case as, when and if appropriate, and any special or supplemental benefits. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. The Compensation Committee evaluates the performance of the Chief Executive Officer in light of company and individual goals and objectives, and makes appropriate recommendations for improving performance. In performing the evaluation, the Chair of the Compensation Committee may solicit comments from the other non-employee members of the Board and lead the Board in an overall review of the Chief Executive Officer's performance in an executive session of non-employee Board members.

        For all executives as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for (1) identifying individuals qualified to become members of the Board; (2) reviewing the qualifications and recommending director nominees to the Board prior to each Annual Meeting of stockholders; (3) recommending the structure, membership and governance of the various standing committees of the Board; (4) developing and recommending to the Board a set of Corporate Governance Guidelines; (5) planning for the succession of management and Board members; (6) providing a review function for members of the Board and overseeing an annual review of the Board's performance; and (7) providing oversight to the development, implementation and enforcement of our Code of Business Conduct and Ethics.

        The Nominating and Corporate Governance Committee is currently composed of four directors, Dr. Furst (Chairman), Mr. Leff, Mr. Moore and Mr. Sekhri. Mr. Leff will no longer be a member of our Nominating and Corporate Governance Committee following the expiration of his term as a director at the Annual Meeting. All members of the Nominating and Corporate Governance Committee in 2015 were independent (as currently defined in the NASDAQ listing standards). The Nominating and Corporate Governance Committee was formed following our initial public offering in

June 2015 and did not meet during the 2015 fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at www.nivalis.com.

  Director Nominations

        The Board has adopted a process for identifying and evaluating director nominees, including stockholder nominees. Before recommending an individual to the Board for Board membership, the Nominating and Corporate Governance Committee confers with its members, other directors and Nivalis' management team for potential candidates for the Board. The Nominating and Corporate Governance Committee also uses its network of contacts to identify potential candidates and, if it deems appropriate, may also engage a professional search firm. The Nominating and Corporate Governance Committee will consider stockholders' recommendations for nominees to serve as director if notice is timely received by our Corporate Secretary. Candidates nominated by stockholders will be evaluated in the same manner as other candidates. The Nominating and Corporate Governance Committee keeps the Board apprised of its discussions with potential nominees, and the names of potential nominees received from its current directors, management, and stockholders, if the stockholder notice of nomination is timely made.

        We seek to align Board composition with our strategic direction so that Board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Although the Board has not adopted a fixed set of minimum qualifications for candidates for Board membership, the Nominating and Corporate Governance Committee generally considers several factors in its evaluation of a potential member, which include integrity, character, independent judgment, breadth of experience, insight, knowledge and business acumen. Leadership skills and executive experience, expertise in the pharmaceutical, biotechnology or related industries, familiarity with issues affecting global businesses, financial and accounting knowledge, prior experience in our core markets, expertise in capital markets, strategic planning and marketing expertise, among others, may also be among the relevant selection criteria. In addition, we strive to maintain a Board that reflects a diversity of experience and personal background. These criteria will vary over time depending on the needs of the Board. Accordingly, the Board may adopt new criteria and amend or abandon existing criteria as and when it determines such action to be appropriate.

        In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors' overall contributions to the company and the Board during their terms, including level of attendance, level of participation and contribution to the Board's responsibilities and actions, and any relationships and transactions that might impair the directors' independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ and SEC purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then determines whether to recommend a nominee to the Board by majority vote.

        Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee addressed to the Corporate Secretary, between 90 and 120 days before the one year anniversary date of our last Annual Meeting of Stockholders. Recommendations must include information required by our Bylaws, including the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director, a representation that the recommending stockholder is a beneficial or record owner of Nivalis stock, other information that would be required to be disclosed in a proxy statement filed by Nivalis in connection with an Annual Meeting of stockholders, and any other information we may require to verify the independence of the proposed nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

        In 2015, the Nominating and Corporate Governance Committee did not pay any fees to assist in the process of identifying or evaluating director candidates.

Code of Business Conduct and Ethics

        We have adopted the Nivalis Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available to stockholders on our web site at www.nivalis.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our web site at www.nivalis.com. To date, there have been no waivers under the Code of Business Conduct and Ethics.

Stockholder Communications with the Board of Directors

        Stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-management directors as a group), any Board committee or any Chair of any such committee by U.S. mail or e-mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. Such correspondence should be sent c/o Chief Financial Officer, Nivalis Therapeutics, Inc., 3122 Sterling Circle, Suite 200, Boulder, CO 80301 or to BoardofDirectors@nivalis.com.

        All communications received as set forth in the preceding paragraph will be opened by the Chief Financial Officer for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not hostile or offensive material and are related to the business of the Board will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Chief Financial Officer will forward copies of the contents to send to each director who is a member of the group or committee to which the communication is addressed. Any communication subject to this policy that is addressed to the Chairman of the Audit Committee, the non-management members of the Board as a group or the independent members of the Board as a group will be shared with management only upon the instruction of the Chairman of the Audit Committee. All other communications will be shared with management at the time they are forwarded to the Board.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of E&Y.

Principal Accountant Fees and Services

        The following table represents aggregate fees billed, or expected to be billed, to us for the fiscal years ended December 31, 2015 and December 31, 2014 by E&Y, our independent registered public accounting firm for such years.

	Fiscal Year Ended 2015		Fiscal Year Ended 2014
Audit Fees(1)	$916,000	(2)	$110,000
Audit-related Fees	—		—
Tax Fees	—		—
All Other Fees	—		—

Total Fees	$916,000		$110,000

(1)
Audit Fees include fees for the (i) audit of the financial statements included in our Form 10-K for the fiscal year ended December 31, 2015 and in our registration on Form S-1 for the fiscal year ended December 31, 2014, (ii) review of interim condensed financial statements included on Forms 10-Q and (iii) attest, consent and review services normally provided by the accountant in connection with SEC filings.

(2)
Audit Fees for the fiscal year ended December 31, 2015 also include $671,000 related to services provided by E&Y in connection with our initial public offering.

        All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

        The Audit Committee pre-approved all of the above services performed by our independent registered public accounting firm in 2015 and did not rely on the waiver of pre-approval requirement provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X promulgated under the Exchange Act. Each year, the services expected to be performed by the independent registered public accounting firm during the subsequent fiscal year are presented to the Audit Committee for pre-approval. Any pre-approval must describe in writing the particular service or category of services. The Audit Committee charter authorizes the Audit Committee to delegate authority to one of its members the authority to approve certain services provided by our independent registered public accounting firm. To date, the Audit Committee has not delegated such authority nor has it adopted a policy relating to pre-approval of services performed by our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

EXECUTIVE OFFICERS

        The following table sets forth the name, age and position of each of our executive officers as of March 15, 2016.

Name	Age	Position
Jon Congleton	52	President, Chief Executive Officer and Director
Janice Troha	58	Chief Operating Officer
R. Michael Carruthers	58	Chief Financial Officer and Secretary
Sherif Gabriel, Ph.D.	54	Vice President, Research
Steven Shoemaker, M.D.	64	Vice President, Clinical Research and Development, Medical Director

        Jon Congleton.    See Mr. Congleton's biography in "Proposal Number 1—Election of Directors."

        Janice Troha has served as our Chief Operating Officer since December 2014. From June 2012 to December 2014, Ms. Troha was our Executive Vice President of Product Development and Regulatory Affairs, and from October 2008 to May 2012, she served as our Vice President, Product Development and Regulatory Affairs. Prior to joining Nivalis, she served as the Site Manager and Vice President for Development and Regulatory Affairs for Endo Pharmaceuticals, Colorado from October 2006 to June 2008, and Vice President, Clinical Development and Regulatory Affairs for RxKinetix, from 2001 to 2006. Previously, Ms. Troha held positions of increasing responsibility in Product Development, Clinical Research and Regulatory Affairs at Cortech from 1994 to 2000 and in Clinical Research at Boehringer Ingelheim Pharmaceuticals from 1984 to 1994. Ms. Troha earned a B.S. in liberal arts and sciences from the University of the State of New York.

        R. Michael Carruthers has served as our Chief Financial Officer and Secretary since February 4, 2015. From December 1998 to February 2015, he served as Chief Financial Officer for Array BioPharma. Prior to joining Array BioPharma, Mr. Carruthers served as Chief Financial Officer of Sievers Instrument, a division of Ionics, Inc., and before joining Sievers, was the treasurer and controller for the Waukesha division of Dover Corporation. Mr. Carruthers was previously employed as an accountant with Coopers & Lybrand. Mr. Carruthers received a B.S. in accounting from the University of Colorado and a M.B.A. from the University of Chicago.

        Sherif Gabriel, Ph.D., has served as our Vice President of Research and Discovery since October 2012. Prior to joining Nivalis, Dr. Gabriel served as an Associate Professor of Pediatrics and the Cystic Fibrosis Center at the University of North Carolina from January 2001 to August 2012. During his tenure at the University of North Carolina, Dr. Gabriel directed the CFTR Molecular Therapy and Correction Core, and he has spent more than 20 years focused on understanding the function of CFTR, and developing treatments for CF. Dr. Gabriel earned both his B.S. and Ph.D. from the University of Saskatchewan, Saskatoon.

        Steven Shoemaker, M.D., has served as our Vice President of Clinical Research and Development and as our Medical Director since July 2014. From September 2012 to June 2014, he served as our

Director of Clinical Development and Medical Director, and from June 2007 to March 2009 he served as our Vice President of Medical Affairs. He served as the Principal of Nicosof, LLC from April 2009 to August 2012. Previously, from April 1994 to October 2000 he served as Medical Director and Vice President of Medical Affairs at Anesta Corp. and then Cephalon, Inc. that acquired Anesta in July 2000. Dr. Shoemaker has a B.S. in Chemistry from Stanford University and received his M.D. from the UCLA School of Medicine. Dr. Shoemaker's subspecialty clinical training was in Pulmonary and Critical Care Medicine at the University of Colorado Health Sciences Center.

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common stock as of March 15, 2016 by:

  •
  each person, or group of affiliated persons, who is known by Nivalis to beneficially own more than five percent of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        The percentage of shares beneficially owned shown in the table is based upon 15,462,030 shares of common stock outstanding as of March 15, 2016.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 14, 2016, which is 60 days after March 15, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Except as otherwise noted below, the address for persons listed in the table is c/o Nivalis Therapeutics, Inc., 3122 Sterling Circle, Suite 200, Boulder, CO 80301.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors, Named Executive Officers and Executive Officers:
Jon Congleton(1)	179,494	1.1%
Robert Conway(2)	18,925	*
Howard Furst, M.D.(3)	8,288	*
Jonathan Leff(4)	8,288	*
Evan Loh, M.D.(5)	13,554	*
John Moore(6)	13,554	*
Paul Sekhri(7)	638	*
Janice Troha(8)	93,200	*
R. Michael Carruthers(9)	65,166	*
All executive officers and directors as a group (11 persons)(10)	480,819	3.0
5% Stockholders:
Deerfield Management(11)	3,732,412	24.1
Wellington Management Company, LLP(12)	1,811,453	11.7
Estate of Arnold H. Snider, III(13)	1,557,228	10.1
Biotechnology Value Fund(14)	1,195,013	7.7

*
Represents beneficial ownership of less than one percent.

(1)
Includes options to purchase 173,070 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 15, 2016.

(2)
Includes options to purchase 8,925 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 15, 2016.

(3)
Includes options to purchase 8,288 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 15, 2016.

(4)
Includes options to purchase 8,288 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 15, 2016.

(5)
Includes options to purchase 11,481 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 15, 2016.

(6)
Includes options to purchase 11,481 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 15, 2016.

(7)
Includes options to purchase 638 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 15, 2016.

(8)
Includes options to purchase 59,368 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 15, 2016.

(9)
Includes options to purchase 64,901 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 15, 2016.

(10)
Includes options to purchase 424,390 shares of common stock that are currently exercisable or will become exercisable within 60 days of March 15, 2016.

(11)
Consists of 1,124,740 shares of common stock held by Deerfield Special Situations Fund, L.P., 402,062 shares held by Deerfield Private Design, L.P., 647,152 shares held by Deerfield Private Design International, L.P., 726,242 shares held by Deerfield Private Design Fund II, L.P., and 832,216 shares held by Deerfield Private Design International II, L.P. Deerfield Mgmt, L.P. is the general partner of Deerfield Special Situations Fund, L.P., Deerfield Private Design, L.P., Deerfield Private Design International, L.P., Deerfield Private Design II, L.P., and Deerfield Private Design International II, L.P. (collectively, the "Funds"), and Deerfield Management Company, L.P. is the investment manager of the Funds. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P., collectively referred to as Deerfield Management. Each of the Deerfield Management entities and Mr. James E. Flynn may be deemed to beneficially own the shares held by the Funds. The address of the Funds, the Deerfield Management entities and Mr. James E. Flynn is c/o Deerfield Management Company, L.P., 780 Third Avenue, Floor 37, New York, NY 10017.

(12)
Consists of shares reported as being beneficially owned by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. The shares are owned of record by clients of one or more investment advisors (the "Wellington Investment Advisors") that are directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than 5% of the shares of Nivalis' common stock. Wellington Investment Advisors Holdings LLP controls directly or indirectly (through Wellington Management Global Holdings, Ltd.) the Wellington Investment Advisors. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP; Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The business address of Wellington Management named in the table is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(13)
The address for the Estate of Arnold H. Snider, III is c/o Ropes & Gray, Attn: Steve Wilcox, 800 Boylston Street, Boston, Massachusetts 02199.

(14)
Consists of 512,140 shares beneficially owned by Biotechnology Value Fund, L.P. ("BVF"), 298,247 shares beneficially owned by Biotechnology Value Fund II, L.P. ("BVF2"), and 105,335 shares owned by Biotechnology Value Trading Fund OS LP ("Trading Fund OS"). BVF Partners OS Ltd. ("Partners OS") is the general partner of Trading Fund OS and may be deemed to beneficially own the 105,335 shares beneficially owned by Trading Fund OS. BVF Partners L.P. ("Partners") is the general partner of BVF and BVF2, the investment manager of Trading Fund OS and the sole member of Partners OS; Partners may be deemed to beneficially own the shares beneficially owned by BVF, BVF2 Trading Fund OS and certain Partners management accounts, including 279,291 shares held in such management accounts. BVF Inc. is the general partner of Partners and may be deemed to beneficially own the 1,195,013 shares beneficially owned by Partners. Mark N. Lampert is a director and officer of BVF Inc. and may be deemed to beneficially own the 1,195,013 shares beneficially owned by BVF Inc. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. Each of Partners, BVF Inc. and Mr. Lampert disclaim beneficial ownership of the shares beneficially owned by BVF, BVF2, Trading Fund OS and the Partners management accounts. The business address of BVF, BVF2, Partners, BVF Inc. and Mr. Lampert is 1 Sansome Street, 30th Floor, San Francisco, CA 94104; the business address of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the company. Officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table shows for the fiscal years ended December 31, 2015 and 2014, compensation awarded or paid to, or earned by, our principal executive officer and our two other most highly compensated executive officers at December 31, 2015, who we refer to collectively as the "named executive officers".

Name	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Nonequity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jon Congleton(6)	2015	$375,000	—	$2,792,832	$206,250	$42,750	$3,416,832
Chief Executive Officer and President	2014	—	—	—	—	—	—
Janice Troha	2015	363,825	—	1,164,776	175,091	7,950	1,711,642
Executive Vice President and Chief Operating Officer	2014	363,825	50,000	—	—	7,800	421,625
R. Michael Carruthers(7)	2015	317,019	70,000	1,188,243	122,198	7,950	1,705,410
Chief Financial Officer	2014	—	—	—	—	—	—

(1)
The amounts reported under "Salary" in the above table represent the actual amounts paid during the calendar year. Because actual pay dates do not always coincide with the first and last days of the year, these amounts may differ from the base salary amounts authorized by the Board and described in the narrative that follows.

(2)
Represents a discretionary cash retention bonus paid in 2014 to Ms. Troha and a one-time signing bonus paid to Mr. Carruthers in 2015.

(3)
The amounts reported reflect the grant date fair value of these awards as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, excluding the effects of estimated forfeitures. The value of stock option awards granted prior to our initial public offering was estimated using the Black-Scholes option-pricing model. The valuation assumptions used in the valuation of option grants may be found in Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015 and filed with the SEC on March 8, 2016.

(4)
Represents cash bonuses earned under our 2015 annual performance bonus plan and paid in January 2016. See the subsection entitled "—Performance Bonus Plan" below for a description of the 2015 performance bonus plan. The bonus paid to Mr. Carruthers was prorated for the number of months he was an employee during 2015.

(5)
The amounts in this column represent company matching contributions under our 401(k) plan of $7,950 for each of the named executive officers and reimbursement of $34,800 to Mr. Congleton for commuting expenses between our offices in Boulder, Colorado and his primary residence.

(6)
Mr. Congleton was appointed Chief Executive Officer and President effective January 1, 2015. Dr. Charles Scoggin served as our Chief Executive Officer until July 11, 2014. After Dr. Scoggin's departure, the Chairman of our Board of Directors, Howard Furst, M.D., a non-employee director, assisted in overseeing certain duties of the Chief Executive Officer while the Board of Directors conducted a search for a new Chief Executive Officer. Dr. Furst was not compensated for these additional responsibilities.

(7)
Mr. Carruthers was appointed our Chief Financial Officer effective February 4, 2015.

 2015 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information with respect to outstanding stock option awards and restricted stock for each of the named executive officers as of December 31, 2015.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date(2)	Option Expiration Date
Jon Congleton		519,210	$4.57	2/10/15	2/10/25
		121,100	15.28	9/11/15	9/11/25
Janice Troha	6,850	1,803	3.36	10/29/12	10/29/22
		165,749	4.57	2/10/15	2/10/25
		65,400	15.28	9/11/15	9/11/25
R. Michael Carruthers		207,684	4.57	2/10/15	2/10/25
		55,400	15.28	9/11/15	9/11/25

(1)
All stock option awards granted prior to June 2015 were granted under our 2012 Plan and all other options were granted under our 2015 Plan. The awards provide for a four-year vesting period, with 25% of the options vesting on the first anniversary of the grant date, and 1/48th of the options vesting monthly thereafter so that 100% of the options are vested on the fourth anniversary of the grant date. See the subsection entitled "—Stock Incentive Plans" below for a description of the 2012 Plan and the 2015 Plan.

(2)
The date from which vesting is calculated differs from the option grant date for certain of the named executive officers. The vesting for options granted to Mr. Congleton on February 10, 2015 is measured from January 1, 2015; the vesting of options granted to Ms. Troha on October 29, 2012 is measured from October 15, 2012; and the vesting of options granted to Mr. Carruthers on February 10, 2015 is measured from February 4, 2015.

Narrative Disclosure to Summary Compensation Table

Elements of Compensation

        The compensation for our named executive officers consists of base salary, equity compensation in the form of stock options, incentive cash compensation under our annual performance bonus plan and severance and change in control benefits. The remaining elements of our executive compensation program include a 401(k) plan, medical plans, life and disability insurance, are available to all of our employees and, like our broader employee compensation programs, are intended to make our overall compensation program competitive with those of our peer companies. Our 401(k) plan provides a company safe harbor contribution of 3% of compensation, up to maximum limits under U.S. federal tax laws. Our named executive officers participate in our 401(k) on the same basis as our employees.

        Because Mr. Congleton does not reside near our headquarters location, we have agreed to reimburse him for the costs he incurs in traveling to and from our headquarters from time to time. We provide no other perquisites to our named executive officers.

  Performance Bonus Plan

        Beginning in fiscal 2015, we adopted a performance-based non-equity incentive plan that we intend to continue to provide to our executive officers and employees generally. Under this plan, each executive officer and employee is eligible for an annual cash incentive payment up to a specified target percentage of the employee's annual base salary. These annual cash bonuses are based upon the level of achievement of pre-specified corporate and individual performance objectives. Each year, and based on the recommendation of the Compensation Committee, the Board approves the performance goals and assigns various weights to the goals. These goals are expected to vary from year to year depending on our overall strategic objectives, but relate generally to accomplishment of established corporate goals, the development and progression of our existing product candidates, achievement of clinical and regulatory milestones, operational goals and financial objectives such as raising and maintaining capital. The Board sets the goals in a manner that, upon achievement of the target levels, are likely to result in cash bonus payments that the Board believes to be approximately the level paid to high-performing executives of comparable companies in the biopharmaceutical industry in our peer group.

        At the end of each year, the Compensation Committee makes a determination as to the achievement of each of the specified goals for the year and based on the applicable weighting determines the overall achievement under the plan, with 100% representing achievement at the target level. The percentage of achievement is applied to the target bonus percentages approved by the Compensation Committee on the recommendation of our Chief Executive Officer (other than the target bonus percentage for the Chief Executive Officer which is set solely by the Compensation Committee) to determine the amount of cash bonuses to be paid to the executive officers and other employees. To recognize extraordinary individual performance, the Compensation Committee may also approve individual multipliers to the target bonus percentage for a named executive officer or other employee to increase the bonus otherwise payable at an employee's target bonus percentage in order to reward individual performance. The Compensation Committee has discretion in modifying the terms of the plan and in determining whether or not a cash bonus is paid for any year.

        For 2015, based upon recommendations of the Compensation Committee, the Board determined that the target annual bonus for Mr. Congleton would equal 50% of his annual base salary and the target annual bonuses for Mr. Carruthers and Ms. Troha would equal 35% of their respective annual base salaries. The Board also established the corporate goals based on key performance indicators, or KPI's, for 2015, and assigned points and relative weighting to these goals, all of which were communicated to the named executive officers following adoption. The corporate goals for the year included:

  •
  Completion of our initial public offering

  •
  Achievement of key milestones in our N91115 clinical development plan

  •
  Execution of partnering goals

  •
  Achievement of budget goals

  •
  Execution of operational goals under an employee Engagement Plan

        For goals relating to our initial public offering, our clinical development plan for N91115 and program partnering or acquisition, the Board approved threshold, target and stretch levels of achievement. Threshold achievement results in a 50% payout under the plan, target achievement results in 100% achievement under the plan and stretch achievement results in 150% achievement under the plan. In January 2016, the Compensation Committee approved overall achievement of the 2015 goals at the 110% level, reflecting achievement above the target levels for the goals relating to execution of the company's initial public offering and development plan, below target for the goal relating to partnering assets, and at target for budget execution and internal operational goals. As a result of this level of achievement, the Compensation Committee approved bonuses of $206,250 for Mr. Congleton, $122,198 for Mr. Carruthers and $175,091 for Ms. Troha for the fiscal year 2015. In calculating the bonus for Ms. Troha, the Compensation Committee approved an individual multiplier of 125% to her 35% target bonus percentage amount in recognition of extraordinary individual performance during the year.

        For 2016, based upon the recommendation of the Compensation Committee, the Board determined that the target annual bonus for Mr. Congleton would equal 50% of his annual base salary and the target annual bonuses for Mr. Carruthers and Ms. Troha would equal 35% of their respective annual base salaries. Also on the recommendation of the Compensation Committee, the Board approved the threshold, target and stretch performance goals relating to development milestones for the company's two Phase 2 clinical trials, development support goals for N91115, budget, finance and compliance goals, partnering or licensing goals, and corporate culture objectives.

  Discretionary Bonuses

        Discretionary cash bonuses are not a typical component of executive officer compensation, but the Compensation Committee has approved such bonuses in the past and may do so in the future in special circumstances such as to ensure retention or to obtain necessary talent. In June 2014, we entered into retention bonus agreements with Ms. Troha and certain other executive officers providing for a cash payment in the amount of $50,000 per person payable in two equal installments subject to continued employment through the applicable payment date and satisfactory performance. The retention bonuses were paid during fiscal 2014. In connection with the commencement of Mr. Carruthers' employment as our Chief Executive Officer, the Compensation Committee approved a one-time signing bonus of $70,000 which was paid in 2015.

  Equity Incentive Compensation

        We provide equity-based incentive compensation to our named executive officers to promote a closer identification of their interests with those of the company and its stockholders and to further stimulate their efforts to enhance the growth and value of the company.

  Stock Incentive Plans

        In 2012, we adopted the N30 Pharmaceuticals, Inc. 2012 Stock Incentive Plan, or the 2012 Plan. Upon consummation of our initial public offering in June 2015, we adopted the Nivalis Therapeutics, Inc. 2015 Equity Incentive Plan, or the 2015 Plan. Following effectiveness of the 2015 Plan, no further grants will be made under the 2012 Plan, although all outstanding grants under the 2012 Plan continue to be governed by the terms of the 2012 Plan. Any shares subject to outstanding options granted under the 2012 Plan that would for any reason subsequently return to the share reserve of the 2012 Plan under its terms, will not return to the share reserve of the 2012 Plan.

        The 2015 Plan, like the 2012 Plan, is intended to promote our long-term success and increase stockholder value by attracting, motivating and retaining non-employee directors, officers, employees and consultants. To achieve this purpose, the 2015 Plan allows the flexibility to grant or award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance-based awards, cash-based awards and other stock-based awards to eligible individuals, thereby strengthening their commitment to our success and aligning their interests with those of our stockholders. The Compensation Committee administers the 2015 Plan and has the discretion to grant awards and set the terms for awards under the 2015 Plan. The Compensation Committee has delegated to its Chairman, John Moore, the authority to approve the grant of awards to employees who are not subject to Section 16 of the Exchange Act.

        Although we did not grant any stock options or other equity awards to the named executive officers during 2014, we historically and intend to continue to grant equity awards to our named executive officers in conjunction with their initial hire and annually during the third quarter of each year following a performance review. Certain of the named executive officers hold stock options granted under the 2012 Plan or restricted stock that relates to historical equity arrangements as well as stock options granted under the 2015 Plan. The Compensation Committee may also approve other types of awards under the 2015 Plan, including restricted stock units.

        Except as otherwise provided in an award agreement, if a participant's service with Nivalis is terminated for any reason (not in connection with a sale of the company, as such term is defined in the 2012 Plan and the 2015 Plan), any unvested portion of an award is automatically forfeited. In the event of a sale of the company, the Compensation Committee may provide that any outstanding award that is not then exercisable shall become exercisable, that restrictions applicable to any outstanding awards shall lapse and that outstanding awards be adjusted, substitute, converted, settled and/or terminated as the committee, in its discretion, deems appropriate.

        In February and September 2015, the Compensation Committee granted stock options to certain employees, including each of the named executive officers. The February 2015 options were granted under and in accordance with the terms and conditions of the 2012 Plan and the September 2015 options were granted under and in accordance with the terms and conditions of the 2015 Plan. Each of the options will vest as to 25% of the underlying shares of common stock on the one year anniversary of the date of grant and will vest as to the remaining underlying shares monthly over the following 36 months, provided in each case that the applicable employee remains employed by the company through the applicable vesting date. The exercise price for each option granted after our initial public offering in June 2015 is equal to the closing price of our common stock on the date of grant as reported by the NASDAQ Stock Market on the grant date; the exercise price for each option granted prior to our initial public offering is equal to the fair market value of our common stock as determined in good faith by our Board with the assistance of a valuation prepared by an independent third party valuation firm. The vesting of stock options granted to our named executive officers will accelerate upon certain terminations of employment and upon a change in control of our company as described below under the subheadings "—Employment Agreements" and "—Potential Payments upon Termination or Change in Control".

  Employee Stock Purchase Plan

        We adopted the Nivalis Therapeutics, Inc. Employee Stock Purchase Plan, which we refer to as our ESPP, effective upon completion of our initial public offering in June 2015. The ESPP is designed to allow our eligible employees, including our named executive officers, to purchase shares of our common stock at a discount at semi-annual intervals, with their accumulated payroll deductions. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code. Subject to the terms and conditions of the ESPP, our Compensation Committee administers the ESPP, and has full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate. Each of our named executive officers participated in the ESPP during 2015.

Employment Agreements

        We have entered into written employment agreements with each of our named executive officers. These agreements were negotiated on an arms-length basis and establish the key elements of compensation for each executive.

  Chief Executive Officer

        We entered into an employment agreement with Mr. Congleton effective January 1, 2015. The initial base salary set forth in the agreement is $375,000. The agreement is for an initial term of one year, and renews annually thereafter for additional one-year terms unless at least 30 days prior to the end of the current term either we or Mr. Congleton provides notice of non-renewal.

        The agreement provides that Mr. Congleton is eligible to participate in the employee benefit plans, programs and policies maintained by us from time to time. In addition, Mr. Congleton is eligible for performance bonuses in cash and/or equity on an annual or more frequent basis, as determined at the discretion of our Board of Directors, with a target annual performance bonus equal to 50% of his then current base salary.

        The agreement also provides for severance benefits in the event Mr. Congleton's employment is terminated by us without cause, or on account of his disability, subject to his execution of an acceptable release of claims. Severance benefits include (1) monthly severance payments equal to his then-current monthly rate of salary for a period of 12 months, (2) reimbursement of COBRA premiums for a maximum of 12 months and (3) accelerated vesting of those stock options scheduled to vest in the 12-month period following the termination date of his employment.

        The agreement also provides that all outstanding, unvested options held by Mr. Congleton will vest in full upon death and that if there is a termination of his employment other than for cause within 12 months of a change in control, all unvested options he holds will become vested.

        The agreement also contains customary confidentiality, non-compete and non-solicitation provisions.

  Chief Financial Officer

        The effective date of Mr. Carruthers' agreement was January 21, 2015. The initial base salary set forth in the agreement is $350,000. The agreement is for an initial term of one year, and renews annually thereafter for additional one-year terms unless at least 30 days prior to the end of the current term either we or Mr. Carruthers provides notice of non-renewal.

        The agreement provides that Mr. Carruthers is eligible to participate in the employee benefit plans, programs and policies maintained by us from time to time. In addition, Mr. Carruthers is eligible for performance bonuses in cash and/or equity on an annual or more frequent basis, as determined at the discretion of our Board of Directors, with a target annual performance bonus equal to 30% of his then current base salary.

        The agreement also provides for severance benefits in the event Mr. Carruthers' employment is terminated by us without cause, or on account of his disability, subject to his execution of an acceptable release of claims. Severance benefits include (1) monthly severance payments equal to his then-current monthly rate of salary for a period of 12 months, (2) reimbursement of COBRA premiums for a maximum of 12 months and (3) accelerated vesting of those stock options scheduled to vest in the 12-month period following the termination date of his employment.

        The agreement also provides that all outstanding, unvested options held by Mr. Carruthers will vest in full upon death and that, upon a change in control, 50% of any unvested options from his initial option grant will become vested and, if there is a termination of his employment other than for cause within 12 months of a change in control, all remaining outstanding, unvested options will become vested.

        The agreement also contains customary confidentiality, non-compete and non-solicitation provisions.

  Chief Operating Officer

        The effective date of Ms. Troha's agreement was November 1, 2012, and the agreement was most recently amended in March 2015. The initial base salary set forth in the agreement is $346,500. The agreement is for an initial term of two years, and will renew after the initial term, and annually thereafter, for an additional one-year term unless at least 30 days prior to the end of the current term either we or Ms. Troha provides notice of non-renewal.

        The agreement provides that Ms. Troha is eligible to participate in the employee benefit plans, programs and policies maintained by us from time to time. In addition, Ms. Troha is eligible for performance bonuses in cash and/or equity on an annual or more frequent basis, as determined at the discretion of our Board of Directors.

        The agreement also provides for severance benefits in the event Ms. Troha's employment is terminated by us without cause, or on account of disability. Severance benefits include (1) monthly severance payments equal to her then-current monthly rate of salary for a period equal to the greater of 12 months, or the remainder of the term of her employment agreement, (2) reimbursement of COBRA premiums for a maximum of 12 months and (3) accelerated vesting of those stock options scheduled to vest during the 12-month period following the termination date of her employment.

        The agreement also provides that any outstanding, unvested options held by Ms. Troha will vest in full upon death. Upon a change in control, all of Ms. Troha's outstanding stock options granted prior to February 10, 2015 will vest and if there is a termination other than for cause within 12 months of a change in control, all unvested options granted after February 10, 2015 that she holds will become vested.

        The agreement also contains customary confidentiality, non-compete and non-solicitation provisions.

Potential Payments upon Termination or Change in Control

  Severance Benefits under the Employment Agreements

        We have agreed to pay the following severance benefits to our named executive officers in the event of an executive's termination by us without cause or in the case of an executive's disability:

  •
  monthly severance payments equal to his or her then-current monthly rate of salary for a period of 12 months;

  •
  reimbursement of COBRA premiums for a maximum of 12 months; and

  •
  accelerated vesting of those stock options scheduled to vest during the 12-month period following his or her termination date.

        Our obligation to provide these severance payments is conditioned upon his or her execution of a separation and release agreement and compliance with customary restrictive covenants and post-termination obligations. In the event we terminate an executive's employment for cause, the executive quits, or the term of the agreement expires, the executive will have no right to receive any severance benefits, except for any accrued and unpaid compensation and vested benefits.

        In the event an executive's employment is terminated as a result of death, the executive will have no right to receive any severance benefits, except for any accrued and unpaid compensation and vested benefits, provided that all stock options issued to the executive will become fully vested and exercisable.

  Acceleration of Vesting on a Change in Control

        Our employment agreements with the named executive officers provide for the acceleration of vesting of outstanding options upon a change in control of our company as described above under "—Employment Agreements".

Compensation Risks

        We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm the value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. We also believe that the multi-year vesting of our equity awards properly account for the time horizon of risk. Furthermore, the Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Incentive-Based Compensation Recoupment Policy

        Our Board has adopted an incentive-based compensation recoupment policy that applies if we are required to restate our financial statements due to a material noncompliance with any financial reporting requirement under the federal securities laws (other than a change in accounting policy or applicable law). The policy allows the company in its discretion to recover incentive-based compensation received by executive officers during the three-year period prior to the date such an accounting restatement is announced where the executive officer's fraud or intentional misconduct gave rise to or contributed to the restatement. The amount to be recovered will be based on the excess, if any, of the incentive-based compensation paid to the executive based on the erroneous data over the incentive-based compensation that would have been paid to the executive if the financial accounting statements had been as presented in the restatement.

Director Compensation

        Effective upon consummation of our initial public offering in June 2015, we adopted director compensation guidelines that outline the compensation paid to our non-employee directors for services on our Board, which consists of annual retainer fees and equity compensation in the form of stock option grants. Mr. Congleton receives no separate compensation for his service on the Board. The annual retainer for non-employee directors is $35,000, with an additional annual retainer of $25,000 for the Chairman. Annual retainers for Board committee membership is as follows:

Audit Committee Chairperson	$15,000
Audit Committee member	$7,500
Compensation Committee Chairperson	$10,000
Compensation Committee member	$5,000
Nominating and Corporate Governance Committee Chairperson	$7,500
Nominating and Corporate Governance Committee member	$3,750

        All retainer fees are paid on a quarterly basis in arrears. Non-employee directors also receive an initial stock option grant upon appointment or election to the Board to purchase 11,475 shares of our common stock and receive annual stock option grants in September of each year to purchase 7,650 shares of our common stock. All options are granted under the 2015 Plan and have an exercise price equal to the closing price of our common stock as reported by the NASDAQ Stock Market on the date of grant. The initial stock option grants vest in 36 equal monthly installments over a three-year period from the grant date, and the annual stock option grants vest in 12 equal monthly installments over a 12-month period from the grant date. On a change in control of our company, all outstanding, unvested options held by non-employee directors vest in full.

        The following table shows for the fiscal year ended December 31, 2015 certain information with respect to the compensation of our non-employee directors who served on the Board during any part of 2015:

Name	Fees earned or paid in cash ($)(1)	Option awards ($)(2)	Total ($)
Robert Conway	$27,083	$206,018	$233,101
Howard Furst, M.D.	36,563	206,018	242,581
Jonathan Leff(3)	23,698	206,018	229,716
Evan Loh, M.D.(4)(5)	31,896	109,208	141,104
John Moore(4)(5)	40,635	109,208	149,843

(1)
We began paying the retainers to our non-employee directors described above on a quarterly basis in arrears upon the closing of our initial public offering in June 2015. Therefore, the fees earned or paid in cash during 2015 reflected in the table above reflect the portion of the annual fees earned for the period from the closing of our initial public offering in June 2015 through December 31, 2015. Joseph Loscalzo, M.D. was a member of our Board during 2015 until his resignation effective April 3, 2015. Dr. Loscalzo received no compensation for his services on the Board during 2015.

(2)
The amounts reported reflect the grant date fair value of these awards as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, excluding the effects of estimated forfeitures. The value of stock option awards granted prior to our initial public offering was estimated using the Black-Scholes option-pricing model. The valuation assumptions used in the valuation of option grants may be found in Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015 and filed with the SEC on March 8, 2016.

As of December 31, 2015, the non-employee directors held outstanding options to purchase the following number of shares of common stock: Mr. Conway 19,125 shares; Dr. Furst 19,125 shares; Mr. Leff 19,125 shares; Dr. Loh 21,148 shares; and Mr. Moore 21,148 shares.

(3)
Mr. Leff's term will expire at the Annual Meeting.

(4)
Pursuant to grants of restricted unit awards in February 2012 that were subsequently converted into grants of restricted stock in August 2012, each of Dr. Loh and Mr. Moore held 2,073 shares of restricted stock as of December 31, 2015. The awards provide for a four-year vesting period, with restrictions lapsing on 25% of the restricted stock on the first anniversary of the grant date, and restrictions lapsing on 1/48th of the of the restricted stock monthly thereafter so that all restrictions have lapsed on the fourth anniversary of the grant date. The vesting for these awards is measured from February 15, 2012. As a result, all restrictions will lapse as of February 15, 2016.

(5)
For the period from January 1, 2015 through June 15, 2015, Mr. Moore and Dr. Loh received quarterly retainers of $5,000 each, and meeting fees of $2,000 for each in person meeting of the Board attended and $1,000 for each telephonic meeting of the Board attended.

  Director Agreements

        We previously had agreements with certain of our non-employee directors with respect to their service.

        Effective February 15, 2012, we entered into agreements with each of Dr. Loh and Mr. Moore that provided that they would each serve as a member of our Board of Directors and would provide such other services as may be reasonably requested. The agreements provided that they may be terminated by either party at any time upon written notice to the other party. The agreements provided that Dr. Loh and Mr. Moore will each be paid a retainer fee of $5,000 per quarter, and meeting fees of $2,000 per meeting if attended in person and $1,000 per meeting if attended by teleconference, and would be reimbursed for reasonable expenses incurred in connection with performance of their services. Pursuant to the agreements, Dr. Loh and Mr. Moore each received a one-time equity grant in 2012. The agreements also contain confidentiality provisions. These agreements terminated upon completion of our initial public offering in June 2015.

  Indemnification Agreements

        We have entered into indemnification agreements with our directors. See "—Limitations of Liability and Indemnification" for additional information.

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships and Related Transactions

        The following is a description of transactions since January 1, 2014 to which Nivalis has been a party, in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent of the average of our total assets as of the end of the last two fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than five percent of our capital stock, had or will have a direct or indirect material interest, other than compensation, termination and change-of-control arrangements. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

  Series E Financing

        In February, March, April, June, July and August 2014, we issued $9.0 million of convertible debt to Deerfield Management and $3.0 million of convertible debt to the Estate of Arnold S. Snider. The convertible debt bore interest at 8.0% per annum. The outstanding principal and accrued and unpaid interest was due and payable on February 3, 2015, unless earlier converted into Series B convertible preferred stock. The conversion price was the lower of $0.351 per share and 75% of the price at which a new series of preferred stock was issued by us. All of this outstanding convertible debt was converted into Series 1 convertible preferred stock as part of the financing discussed in "—Series 1 Financing".

  Series 1 Financing

        On September 23, 2014, we issued 8,813,203 shares of Series 1 convertible preferred stock at a price of $1.40 per share through the conversion of $12.4 million of debt and related interest held by two separate investors. 2,200,404 shares of Series 1 convertible preferred stock were issued to the Estate of Arnold H. Snider, III, a 5% stockholder, and 6,612,799 shares of Series 1 convertible preferred stock were issued to Deerfield Management, also a 5% stockholder. For these stockholders, the transactions resulted in an immaterial gain, which was recognized through equity.

  Series 2 Financing

        In November and December 2014, we issued 11,165,783 shares of Series 2 convertible preferred stock at a price of $2.85 per share resulting in an aggregate purchase price of $31.0 million, of which 2,280,699 shares were sold to Deerfield Management for a purchase price of $6.5 million.

  Preferred Stock Conversion

        In accordance with the terms of our certificate of incorporation, as then in effect, immediately prior to the closing of our initial public offering in June 2015, our Series 1 convertible preferred stock and Series 2 convertible preferred stock converted into an aggregate of 3,050,604 and 3,864,921 shares of our common stock, respectively. Our Series 1 convertible preferred stock and Series 2 convertible preferred stock was held by the following 5% holders of a class of our capital stock (who are also affiliated with certain of our directors and executive officers): Estate of Arnold H. Snider, III; Deerfield Management entities; RA Capital Healthcare Fund, LP; and Wellington Management (which, including certain affiliated entities, we refer to as the 5% Stockholders). No accrued and unpaid dividends was paid in cash in connection with this conversion.

  Right of First Refusal and Co-Sale Agreement

        On November 18, 2014, we entered into the Second Amended and Restated Right of First Refusal and Co-Sale Agreement, or the ROFR and Co-Sale Agreement, with certain holders of our common stock and our then outstanding Series 1 convertible preferred stock and Series 2 convertible preferred stock. These holders include the 5% Stockholders. The ROFR and Co-Sale Agreement provided for rights of first refusal and co-sale rights in respect of sales of securities by certain holders of our capital stock. The ROFR and Co-Sale Agreement terminated upon the consummation of our initial public offering in June 2015, and did not apply to the sale of shares in that offering.

  Investors' Rights Agreement

        Pursuant to the terms of an Investors' Rights Agreement, dated November 18, 2014, or the Investors' Rights Agreement, between us and certain holders of our common stock and our then outstanding Series 1 convertible preferred stock and Series 2 convertible preferred stock, the holders of 8,955,283 shares of our common stock (including shares of common stock issuable upon conversion of our outstanding Series 1 convertible preferred stock and Series 2 convertible preferred stock) are entitled to rights with respect to the registration of these shares under the Securities Act, as described below. These holders include the 5% Stockholders. The Investors' Rights Agreement also provides holders of our then outstanding Series 1 convertible preferred stock and Series 2 convertible preferred stock with a participation right to purchase their pro rata share of new securities that we may propose to sell and issue, subject to specified exceptions, which rights terminated upon consummation of our initial public offering in June 2015.

  Demand Registration Rights

        At any time beginning 180 days after the effective date of our registration statement for our initial public offering, and upon the request of holders of at least 40% of the then-outstanding shares covered by the Investors' Rights Agreement (we refer to such shares as the Registrable Securities) requesting the registration on Form S-1 of at least 35% of the Registrable Securities then outstanding, we must (i) within 10 days, give notice to all holders of our capital stock with registration rights, who have 20 days to request inclusion in the offering, and (ii) within 90 days, file a registration statement covering all shares timely requested to be registered. We are required to effect no more than three such registrations.

        The holders of registration rights can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3, upon which request we must (i) within 10 days, give notice to all holders of our capital stock with registration rights, who have 20 days to request inclusion in the registration, and (ii) within 45 days, file a registration statement on Form S-3 covering all shares timely requested to be registered. We may be required to effect an unlimited number of such registrations.

        We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our Board of Directors determines in good faith that it would be materially detrimental to us and our stockholders to effect such registration at such time.

  Piggyback Registration Rights

        If we propose to register any of our common stock under the Securities Act in connection with a public sale solely for cash, we must promptly give notice to all holders of our common stock with registration rights, who have 20 days to request inclusion in the registration, and cause to be registered shares held by our stockholders with registration rights that request to include their shares in the registration statement. However, this right does not apply to certain registrations, such as those relating to any of our employee benefit plans or a corporate reorganization. The managing underwriter of any underwritten public offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders.

  Registration Expenses

        We will pay all expenses incurred in connection with each of the registrations described above, except for underwriters' discounts, selling commissions and other selling expenses. In addition, we will pay the reasonable fees and disbursements of counsel for the stockholders participating in such registration.

  Indemnification

        We have agreed, subject to certain exceptions, to indemnify against liabilities resulting from the registrations described above, each selling stockholder that is a party to the Investors' Rights Agreement, including our principal stockholders.

  Employment Agreements

        We have entered into employment agreements with our executive officers. For a description of the employment arrangements with our named executive officers, see the section of this prospectus entitled "Executive Compensation—Employment Agreements".

  Participation in Initial Public Offering

        Entities affiliated with certain of the 5% Stockholders or our directors purchased shares of our common stock from the underwriters in our initial public offering in June 2015 at the public offering price. The number of shares that each of our principal stockholders purchased and the aggregate purchase price paid for such shares is set forth in the table below.

Name	Shares of common stock Purchased in Our Initial Public Offering	Aggregate Purchase Price
Deerfield Management	250,000	$3,500,000
Wellington Management	350,000	$4,900,000
R.A. Capital Management	150,000	$2,100,000

  Limitation of Liability and Indemnification

        As permitted by Delaware law, our amended and restated certificate of incorporation limits or eliminates the personal liability of our directors to the maximum extent currently or in the future permitted by Delaware law and also provide that:

  •
  we will indemnify our directors to the fullest extent permitted by law;

  •
  we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our Board of Directors; and

  •
  we will advance expenses to our directors in connection with legal proceedings to the fullest extent permitted by law.

        We have entered into indemnification agreements with our directors and officers to provide such officers and directors with additional contractual assurances regarding the scope of their indemnification. Each of these indemnification agreements will provide that we will indemnify the director or officer to the fullest extent permitted by law for claims arising in his capacity as a director or officer, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. We expect that each of these indemnification agreements will provide that in the event that we do not assume the defense of a claim against a director or officer, we will be required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.

        We also maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

        We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures with Respect to Related Party Transactions

        The Audit Committee of our Board has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our Board has adopted a written policy governing the review and approval of related party transactions. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our Audit Committee charter provides that the Audit Committee shall review and approve or disapprove any related party transactions.

        All of the transactions described above were entered into prior to the adoption of this policy. Accordingly, each was approved by disinterested members of our Board after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party.

        In addition, our Code of Business Conduct and Ethics requires that each of our employees and directors inform his or her superior or the chairman of the Audit Committee, respectively, of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

STOCKHOLDER PROPOSALS

        The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2017 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8 is November 21, 2016. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals not to be included in next year's proxy materials and director nominations including a requirement that we receive notice of any proposal or nomination no later than the close of business on January 27, 2017, nor earlier than on December 28, 2016. However, if the date of the next Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of this Annual Meeting, stockholder notice to be timely must be delivered not later than the 90th day prior to such Annual Meeting or, if later, the tenth day following the day on which public disclosure of the date of such Annual Meeting is first made. Our Bylaws may be obtained by writing to Corporate Secretary, Nivalis Therapeutics, Inc., 3122 Sterling Circle, Suite 200, Boulder, CO 80301.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy and other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        If you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate set of proxy materials, please notify your broker or Nivalis. Direct your written request to Corporate Secretary, Nivalis Therapeutics, Inc., 3122 Sterling Circle, Suite 200, Boulder, CO 80301 or contact the Corporate Secretary at (720) 945-7700. Stockholders who currently receive multiple copies of our proxy materials at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Chief Financial Officer and Secretary
March 21, 2016

        Copies of our Annual Report filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Corporate Secretary, Nivalis Therapeutics, Inc., 3122 Sterling Circle, Suite 200, Boulder, CO 80301.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NIVALIS THERAPEUTICS, INC. 3122 STERLING DRIVE BOULDER, CO 80301 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Class I Directors Nominees 01 Paul Sekhri 02 John Moore The Board of Directors recommends you vote FOR the following proposal: 2To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Nivalis Therapeutics for the fiscal year ending December 31, 2016. ForAgainst Abstain 0 0 0 NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000273646_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com NIVALIS THERAPEUTICS, INC. Annual Meeting of Stockholders April 27, 2016 1:30 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jon Congleton and R. Michael Carruthers, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NIVALIS THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 01:30 PM, MST on 4/27/2016, at the company's headquarters located at 3122 Sterling Circle Boulder, Colorado 80301, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000273646_2 R1.0.1.25